EXHIBIT 10.20

Letter of Agreement Theodore Weitz from

Teleglobe America Inc.

Mr. Theodore M. Weitz

Dear Ted:

This letter confirms our understanding and agreement with respect to your position the day after the “Effective Time” as defined in the Agreement and Plan of Merger among Teleglobe Bermuda Holdings Ltd (f/k/a Teleglobe International Holdings Ltd), Teleglobe International Holdings Ltd (f/k/a Teleglobe Bermuda Holdings Ltd) (“TIHL”) (pursuant to a joinder agreement), Vex Merger Subsidiary Corp. and ITXC Corp., dated as of November 4, 2003, as amended. This letter agreement shall be referred to as the “Agreement.”

We are pleased to confirm your position as Executive Vice President, Legal and General Counsel of Teleglobe America Inc. (the “Company”), reporting to Liam Strong, CEO. The scope for your responsibilities will include serving, to the extent requested, as an officer or director of any subsidiary of TIHL, without any additional compensation therefore and shall include such responsibilities customarily attendant to the position of general counsel with similarly situated companies.

You hereby agree to devote substantially all of your business time and attention, your best efforts, and skills and ability to promote the interests of the Company and its affiliates; to carry out your duties in a competent and professional manner; and generally promote the interests of the Company and its affiliates. Notwithstanding the foregoing, you may engage in civic or charitable activities and manage your personal investments, provided that such activities (individually or collectively) do not materially interfere with the performance of your duties or responsibilities and provided that you shall not make personal investments that result in you owing more than 5% of the voting stock of an entity that competes with the Company or any of its affiliates.

Your principal office with respect to your duties for the Company will be located in Princeton, New Jersey, subject to necessary travel requirements.

The following is a list of your employment conditions:

Base Salary: US $200,000 per annum, subject to annual increase as per the Company’s practices.

Incentive Compensation: 75% of base salary at target performance level with a maximum earnable bonus of 200% of base salary, subject to achievement of stretch targets as defined by the Company or the applicable affiliate of the Company.

Long-Term Incentive Compensation: You will be eligible for the grant of options under the applicable equity incentive plan or plans maintained by the applicable affiliate of the Company (the “Equity Incentive Plans”).

Termination: If you are terminated by the Company without “cause” (as defined below), you will be paid twelve (12) months base salary. This payment is in lieu of any other severance payments you may be entitled to under any other plan or legislation or law or policy. The treatment of your options will be as defined under the terms of the Equity Incentive Plans.

c)	Should the Company terminate your employment for “cause” (as defined herein), then you will not be eligible for any severance payment as set forth above. For the purposes of this Agreement, “cause” means (i) commission by you of a felony, (ii) acts of dishonesty by you resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its affiliates or subsidiaries, (iii) your material breach of this Agreement, (iv) your contravention of specific written lawful directions from the Board of Directors of the Company or the CEO, (v) conduct by you in connection with your duties hereunder that is fraudulent, unlawful, or negligent, or (vi) misconduct by you which seriously discredits or damages the Company or any of its affiliates or subsidiaries. Upon a termination for cause, the treatment of your options will be as defined under the terms of the Equity Incentive Plans.

d)	Should you resign for “good reason” (as defined herein), you will receive the same amount of severance as you would receive if the Company terminates your employment without cause. For the purposes of this Agreement, “good reason” means the occurrence of any of the following without your written consent: (i) action by the Company that results in a material diminution in your position, authority, duties or responsibilities; (ii) the Company’s failure to make any payment or provide any award or benefit to you under this Agreement pursuant to the terms hereof; or (iii) the Company’s breach of any material term of this Agreement; provided that the Company shall have fifteen (15) business days after receipt of notice from you in writing specifying the deficiency to cure the deficiency that would result in “good reason.” Upon a termination for good reason, the treatment of your options will be as defined under the terms of the Equity Incentive Plans.

In addition, upon a termination without cause or for good reason, you will receive accrued and unpaid salary and accrued vacation and unpaid reasonable business expenses incurred by you, in accordance with the policies and procedures of the Company (the “Company Obligations”). Upon a termination for any reason other than without cause or for good reason, other than the applicable treatment of your options, you shall receive only the Company Obligations.

Confidential Information and Business Ethics: You must agree to comply with the policies governing business ethics and the protection of confidential information by signing and returning the appropriate declaration form.

Noncompete: Should your employment be terminated by the Company, you will be bound by noncompete provisions contained in the attached agreement for a period of twelve (12) months after the date on which you receive your last pay.

It is understood that the employment conditions described above may be subject to change in accordance with the Company’s Human Resources Policies.

Please indicate your acceptance of these employment conditions by signing this document and returning the original copy with the Confidentiality and Noncompete agreement to Nicole Lemay, Vice President, Human Resources.

Again, this Agreement shall only become effective upon the Effective Time. In the event that the Effective Time does not occur, this Agreement shall be null and void and shall have no further force or effect.

This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter of this Agreement, including, but not limited to, the Employment Agreement between ITXC Corp. and you, dated May 14, 2003.

Ted, we would like to take this opportunity to wish you every success in your career with us.

Sincerely,

I accept the employment conditions described in this letter.

Signature:	/s/ THEODORE M. WEITZ	Date:	June 1, 2004
Theodore M. Weitz

Signature:	/s/ GERALD PORTER STRONG	Date:	June 1, 2004
Gerald Porter Strong